EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY RAISES
$185,000 FOR HURRICANE RELIEF

The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation Matches
Staff Member Donations During “$5 to Survive” Hurricane Relief Fundraiser

FOR IMMEDIATE RELEASE	CONTACT: HOWARD GORDON
(818) 871-3014 Office
(310) 600-2080 Mobile

          Calabasas Hills, CA October 5, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that it raised $185,000 for hurricane relief through staff member donations and a matching contribution by The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation during the Company’s “$5 to Survive” fundraiser.

          The Cheesecake Factory created the “$5 to Survive” fundraiser program to provide staff members with a vehicle to donate to the relief efforts following Hurricanes Katrina and Rita.  The program’s name, “$5 to Survive,” was based on the idea that a donation of any dollar amount would greatly assist the hurricane victims, particularly when presented collectively with other staff members’ donations.  The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation matched all donations made by staff members between September 2 and September 12, 2005.

           “We are extremely proud of our many generous staff members who donated to our ‘$5 to Survive’ program for hurricane relief,” said David Overton, The Cheesecake Factory chairman and CEO.  “Through their generosity, $92,500 was raised.  The Cheesecake Factory Oscar & Evelyn Overton Foundation is pleased to match these donations for a grand total of $185,000 for hurricane relief.”

          The Cheesecake Factory will distribute the $185,000 raised through its “$5 to Survive” program among The Salvation Army, Habitat for Humanity’s Operation Home Delivery and The American Red Cross.

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 96 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally,  the  Company operates

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The Cheesecake Factory Incorporated
26950 Agoura Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

five upscale  casual  dining  restaurants  under  the  Grand  Lux  Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.

          For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

About The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation

          The Cheesecake Factory Oscar and Evelyn Overton Foundation was founded in 2001 as a channel for The Cheesecake Factory’s ongoing philanthropic efforts.  The foundation also provides the Company’s staff members with opportunities to collectively contribute time and money to their respective communities.

          Recent foundation events include its Third Annual Invitational Charity Golf Tournament held June 27, 2005.  The event raised $202,000 for City of Hope, which is recognized as one of the world’s leading research and treatment centers for cancer, diabetes, HIV/AIDS and other life-threatening diseases.

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The Cheesecake Factory Incorporated
26950 Agoura Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100